Designated Filer:	Brookfield Asset Management Inc.
Issuer & Ticker Symbol:	The Howard Hughes Corporation (HHC)
Date of Event Requiring Statement:	November 9, 2010

Exhibit 99.1

Explanation of Responses:

(1) On November 9, 2010, David Arthur, a Managing Partner of Brookfield Asset Management Inc., a corporation formed under the laws of the Province of Ontario (“BAM”), was appointed to the board of directors of the Issuer as a representative of each of BAM, Trilon Bancorp Inc., a corporation formed under the laws of the Province of Ontario (“Trilon”), Brookfield Private Funds Holdings Inc., a corporation formed under the laws of the Province of Ontario (“BPFH”), Brookfield Asset Management Private Institutional Capital Adviser (Canada) LP, a limited partnership formed under the laws of the Province of Manitoba (“BPIC”), Brookfield US Holdings Inc., a corporation formed under the laws of the Province of Ontario (“BUSH”), Brookfield US Corporation, a Delaware corporation (“BUSC”), Brookfield REP GP Inc., a Delaware corporation (“BRGP”), Brookfield Retail Split LP, a Delaware limited partnership (“BRS”) and Brookfield Retail Holdings LLC (formerly REP Investments LLC), a Delaware limited liability company (“BRH” and, together with BAM, Trilon, BPFH, BPIC, BUSH, BUSC, BRGP and BRS, the “Reporting Persons”).  Each of the Reporting Persons is a “director by designation” solely for purposes of Section 16 of the Securities Exchange Act of 1934.